Exhibit 10.1

MANAGEMENT AGREEMENT BY AND BETWEEN CANNABIS GLOBAL, INC. AND WHISPER WEED INC

This Management Service Agreement ("Agreement") is entered into as of July 22, 2020 (the "Effective Date") by and among Cannabis Global, Inc. ("Cannabis Global"), a Nevada corporation with a business address of 520 S Grand Ave #320, Los Angeles CA 90071; and Whisper Weed Inc, a California Corporation with a business address of 8721 Santa Monica Blvd Ste 702, West Hollywood, California 90069. Each of Cannabis Global and Whisper Weed are referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Cannabis Global Inc. is a corporation organized and operating in good standing under the laws of the State of Nevada, which seeks to expand its business operations within the legal and licensed cannabis market sector.

Whereas, Whisper Weed is a business entity organized and operating in good standing under the laws of the State of California;

Whereas, Whisper Weed is a brand and may not have its own licenses but works with Care California Consultation and possibly other licenses in order to conduct licensed and compliant delivery activity, including the non-store front retail delivery of cannabis products in California.

Whereas, on May 12, 2020, Cannabis Global and Whisper Weed entered into a Letter of Intent (the “LOI”), attached hereto.

Whereas, the LOI outlined the framework of an agreement where Cannabis Global would provide management services to Whisper Weed for valuable consideration.

Whereas, the Parties have determined it is in mutual interest to move forward with such an Agreement as outlined herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

Section One – Organization

1.1. The Parties will create a new entity to be named CGI Whisper W, Inc., a California corporation (“CGI Whisper W”). Cannabis Global will wholly own CGI Whisper W. The principal office shall be located at 520 S Grand Ave Ste 320, West Los Angeles, California 90071.

1.2. The purpose of CGI Whisper W will be to provide management services (the “Management Services”) for the lawful delivery of cannabis in the State of California.

1.3. CGI Whisper W will provide such Management Services for a period of ten (10) years unless otherwise terminated pursuant to the terms and conditions of this Agreement.

1.4. Relative to the management, CGI will be responsible for overall operations of the entity, including, but not limited to: 1) maintaining quarterly reporting, 2) legal fees associated with the entity, 3) tax return preparation, audits and other tasks of corporate governance, and 4) integration of such tasks and information into the MCTC corporate entity.

1.5. The Parties acknowledge this Agreement does not outline all required management functions that may fall under a typical management agreement. The Parties agree to work in good faith to periodically workout specific functions that shall be encompassed with the Agreement for the Management Services.

1.6. One, or more of the owners, shareholders or partners of the Parties is a partial owner, shareholder or partner in another Party and thus, this Agreement, relative to these Parties, is between Related Parties, as defined in FASB Accounting Standards Codification 850.

Section Two - Fees Paid For Management Services

2.1. CGI Whisper W will receive, as compensation for the Management Service, a fee equal to Fifty One (51%) of the net profits earned by Whisper Weed. The fees (the “Quarterly Fees”) will be calculated on a rolling three-month (Quarterly) period basis based on the 15th of each of the following months: November, February, May, and August. Net profits will be defined as outlined by the relevant Generally Accepted Accounting Practices. (GAAP).

2.2. Payment of the Quarterly Fees shall be due and payable to CGI Whisper W as of the last day of each of the months ending in November, February, May, and August (the “Payment Dates”). These Quarterly Fees shall be booked as revenue by Cannabis Global.

Section Three - Compensation to Whisper Weed

3.1. Whisper Weed or its designees shall be compensated with $150,000 in restricted common shares of Cannabis Global upon execution of this Agreement. The value of the common shares shall be pegged at a price of the average of the 20 trading days preceding such execution. Cannabis Global agrees to register such shares on a best efforts basis on its next registration statement to be filed with the U.S. Securities & Exchange Commission.

3.2. Whisper Weed shall receive preferred shares in Cannabis Global as compensation under this Agreement, as follows:

3.3. A new class of participating preferred shares in Cannabis Global (the “Preferred Shares”) will be created specific to this Agreement. Whisper Weed shall receive as of the Payment Date an equivalent number of such Preferred Shares equal to the conversion of the Preferred Shares into common shares equaling two times (2X) Actual sales as further described in Section 4.3 (the “Issued Preferred Shares”).

3.4. Issued Preferred Share Dividend. Cannabis Global shall make a single dividend payment on the Issued Preferred Shares at a rate equal to 90% of the Quarterly Fee (the “Dividend”).

3.5. The Dividend shall be paid to Whisper Weed within twenty (20) days of the Payment Date, assuming such payments on the Payment Date are made in accordance with the terms of this Agreement.

Section Four - General Terms of the Preferred Shares

4.1. The Preferred Shares shall hold senior status to other debts of Cannabis Global.

4.2. The Preferred Shares shall be convertible to common shares in Cannabis Global anytime after six (6) months of issuance.

4.3. The value of the Preferred Shares will be protected by a backstop provision (the “Backstop”). At the time of conversion, should the value of the common shares into which the Preferred Shares converted, be less that two times (2X) the Quarterly Payment associated with the issuance of the Preferred Shares, the holder of the Preferred Shares the conversion of the Preferred Shares shall be adjusted to the rate that would allow the value of the common shares into which the Preferred Shares converted to be equal to two times (2X) the Quarterly Payment associated with the issuance of the Preferred Shares. The re-valuation of the Preferred Shares shall be determined by calculating (2x) of the actual sales for each of the 90 day period for a two year period commencing on October 15, 2020 through October 15, 2022 For example, each quarter for two years, we will revalue the valuation of the preferred stock to make sure that the preferred stock reflect 2X of Whisperweed’s actual sales for the prior quarter for a two year period. This re-valuation will be done eight times over the 24 month valuation period.

4.4. Full terms of the Preferred Shares shall be outlined in the Certificate of Designation to be filed with the secretary of state for the state of Nevada.

Section Five - Representations of the Parties

5.1. Organization. Each Party that is a corporation or limited liability company is duly organized and incorporated and in good standing in the jurisdiction of its incorporation, has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements (to which it is a party), and has the requisite approval of its Board of Directors or Managers to enter into this Agreement and the Ancillary Agreements (to which it is a party) and to consummate the transactions contemplated.

5.2. Authority. This Agreement and the Ancillary Agreements are valid, binding, and enforceable obligations of the Parties which have executed such agreements, in accordance with their terms (except that the enforceability of such Party’s obligations thereunder is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law or in arbitration). All material consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation that must be obtained or satisfied by such Party and are necessary for such Party’s execution and delivery of this Agreement and the Ancillary Agreements or the performance of the terms thereof have been obtained and satisfied.

5.3. Binding Agreement. The execution and delivery of this Agreement and the Ancillary Agreements by each Party which has executed such agreements, and the consummation of the transactions contemplated thereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any material agreement, indenture, judgment, decree, order, or award of any court, governmental body, or arbitrator applicable to such Party, including any law, rule or regulation applicable to such Party, or their respective incorporation or organizational documents;

5.4. No Transfer. No transfer of any cannabis licenses are part of this Agreement.

5.5. No Interference. Whisper Weed Inc is under no obligation to any third party that would interfere with its representations, warranties or obligations under this Agreement

Section 6. Dissolution and Winding Up

6.1. Elective Dissolution – Cessation of Business. The Agreement may be terminated, at the unanimous election of the WhisperweedBoard of Directors as follows:

a) Upon the occurrence of any event, or the existence of any condition beyond the reasonable control of the Parties, which prevents the business operation outlined in this Agreement from functioning in a manner consistent with the purpose of the Agreement or to otherwise to make it possible to carry out its purpose, and such event or condition cannot be corrected within a reasonable time, at a reasonable expense.

b) Default Dissolution. The non-defaulting Party may elect to terminate and dissolve the Management Agreement in the event of a default, as specified below, by the other Party. The occurrence of any of the following events shall constitute a default by a Party:

A Party or its Affiliate shall materially default in the observance or performance of any material agreement, covenant, or condition contained in this Agreement or in any material agreement with or relating to the Management Agreement, and such default shall continue to exist for a period of 30 days after the other Party or the Management Agreement gives such defaulting Party or its Affiliate written notice of such default;

A representation or warranty made by the Party herein or in any Ancillary Agreement (or in any certificate or financial or other statement furnished by such Party to the other in connection therewith) or by the Party’s Affiliate in connection with this Agreement or any Ancillary Agreement shall prove to be false or misleading in any respect which would have a material adverse effect on the Management Agreement or the other Party, and remain uncured for a period of thirty (30) days after the other Party gives the Party or its Affiliate written notice of such default.

c) There is an entry of an order for relief or the institution of any proceedings of any nature under the laws of the United States or any state or any foreign country for relief of debtors wherein an Party is seeking relief as debtor; there is an appointment of a receiver, trustee, custodian or like officer for all or substantially all of the business or assets of such Party on the grounds of insolvency and either the Party has consented to such appointment or has failed to vacate or otherwise cause said appointment to be set aside within 60 days; or there is the institution against such Party of a proceeding under the Federal bankruptcy act or any law of the United States or other jurisdiction now in existence or hereinafter enacted having the same general purpose which proceeding is not dismissed or discharged within 60 days after the institution thereof.

6.2. Winding Up. If the Agreement is to be dissolved, then the Parties shall proceed jointly to wind up the affairs of the Agreement.

6.3 In the event that Whisper Weed would like to discontinue this Management Agreement, it may chose to appoint a third party manager. Both parties to this contract shall be required to approve the newly appointed manager and Cannabis Global should be notified 30 days in advance.

Section Seven - Audit Rights

Cannabis Global shall have the right, upon not less than ten (10) business days written notice to Whisper Weed, to audit, examine and make copies of, or extracts from, the books of account and other financial and sales records of the business in order to confirm the calculation revenues and net profits. If an audit reveals a discrepancy in the amounts paid and/or reported in respect of the period covered, the Parties will reasonably cooperate to true-up the over- or underpayment within thirty (30) days of finally determining the correct amount of that should have been paid and/or reported.

Section Eight - Dispute Resolution

8.1 Initial Procedure. The Management Service Agreement Parties agree to meet informally in an attempt to resolve the dispute amongst themselves acting in good faith. If the Management Service Agreement Parties cannot resolve the dispute, they shall then be required to endeavor to achieve a resolution of such claim, dispute, difference or controversy by non-binding mediation administered by the American Arbitration Association under its Commercial Mediation Procedures, before resorting to arbitration, litigation, or some other dispute resolution procedure.

The Party which elects to seek resolution of such claim, dispute, difference or controversy by mediation shall notify the other Party in writing of such election. Any such notice shall describe in reasonable detail the subject matter of such claim, dispute, difference or controversy, and include a statement of such party’s position and a summary of the arguments supporting that position and the relief sought and shall also identify the names of three (3) prospective, independent, neutral mediators and include a statement of their respective curricula vitae. Each of such prospective mediators shall be a Party of the American Arbitration Association National Roster of Arbitrators and Mediators and have experience in commercial matters, including, if practicable, Management Service Agreements.

Within ten (10) business days following its receipt of such notice, the recipient Party shall submit to the other Party a written response, which response shall include a reasonably detailed statement of the recipient Party’s position regarding the dispute identified by the notifying Party and a summary of the arguments supporting that position. Any such response shall also include the name, selected from the list of prospective mediators provided by the notifying party, of the individual who will act as the mediator in the dispute identified by the notifying party.

The Parties shall meet with the selected mediator in the City of Los Angeles, California, or such other location as the Management Service Agreement Parties may mutually agree within thirty (30) business days after the recipient Party has received notice of the dispute and shall proceed diligently and in good faith, using commercially reasonable efforts, to resolve the matters in dispute. The mediation shall not continue longer than one (1) hearing day without the written approval of both parties. Neither Party shall be bound by any recommendation of the mediator. One or more senior executives from each party shall personally participate in the mediation proceedings contemplated herein and shall endeavor to achieve a resolution of the dispute through mutual agreement.

The senior executives, who shall have full authority to decide on behalf of and bind their respective entities, shall allocate at least one (1) full business day of their time for the mediation process on any such claim, dispute, difference or controversy submitted to mediation hereunder. Such senior executives may be represented by counsel in connection with any such mediation proceedings and, in addition, either party may, with permission of the mediator, bring such additional persons as are needed to respond to questions, contribute information or participate in the negotiations.

The fees and expenses of the mediator and the American Arbitration Association shall be shared equally by both parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any party with respect to any such claim, dispute, difference or controversy and any related matters. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any employees of the American Arbitration Association, are confidential, privileged and inadmissible for any purpose, including, but not limited to, impeachment, in any arbitration, litigation or other proceeding related to this Agreement, provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

At no time prior to or during the mediation shall either party initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by agreement of the parties. If any such claim, dispute, difference or controversy is not resolved by such mediation, either party may pursue such rights and remedies as may be available to either of them under this Agreement or at law or in equity.

Section 5.02 Injunctive Relief. Nothing in this Article 8 shall preclude any Party, at any time, from taking or requesting any judicial or other authority in any country to order any provisional or conservatory measure, including pre-award attachment, injunction or similar remedy for the presentation of its rights and interests.

Section 5.03 Governing Law. This agreement shall be deemed to have been entered into in California and shall be governed by and construed under the laws of California without giving effect to the principles of conflicts of law. Any Dispute for which a Party is permitted to bring a court proceeding shall be instituted in the courts of California, and each Party irrevocably submits to the jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 5.04 Attorney fees. In any Dispute for which a Party is permitted to bring a court or arbitration proceeding, the prevailing Party shall be entitled to recover its actual attorneys' fees and court costs from the non-prevailing Party.

Section Nine - Indemnification

9.1. Indemnification Obligations. Each Party shall indemnify, defend and hold harmless the other Party and its officers, directors, employees, agents, successors and assigns against all Losses arising out of or resulting from any third-party claim, suit, action or proceeding related to or arising out of or resulting business operations under this Agreement.

9.2. Indemnification Procedure. The indemnitee shall promptly notify the indemnitor in writing of any Action and cooperate with the indemnitee at the indemnitor's sole cost and expense. The indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to the indemnitee to handle and defend the Action, at the indemnitor's sole cost and expense. The indemnitor shall not settle any Action in a manner that adversely affects the indemnitee's rights without the indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. The indemnitee's failure to perform any obligations under this Section shall not relieve the indemnitor of its obligation under this Section except to the extent that the indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

Section Ten - Miscellaneous

10.1. Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

a.       acts of God;

b.       flood, fire or explosion;

c.       war, terrorism, invasion, riot or other civil unrest;

d.       embargoes or blockades in effect on or after the date of this Agreement;

e.       Regional, national or global emergency; including pandemics ie: COVID-19

f.        strikes, labor stoppages or slowdowns or other industrial disturbances;

each of the foregoing, a "Force Majeure"), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure event. A Party may terminate this Agreement if a Force Majeure event affecting the other Party continues substantially uninterrupted for a period of one hundred and twenty (120) Business Days or more. Unless the Party terminates this Agreement pursuant to the preceding sentence, all timelines in the Management Service Agreement Project Plan shall automatically be extended for a period up to the duration of the Force Majeure event.

10.2. Further Assurances. Each Party shall, upon reasonable request, and at the request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

10.3. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Any party to this Agreement may deliver an executed copy hereof or of any of the Related Agreements by facsimile transmission or electronically in Portable Document Format (PDF) to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of any of the Related Agreements.

10.4. Publicity. Each Party agrees that press releases and other announcements to be made by the Management Service Agreement with respect to transactions contemplated hereby shall be subject to mutual agreement and prior consent.

10.5. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6. Assignability. This Agreement, and all rights and obligations hereunder, are personal to the Parties and shall not be assigned by any of them voluntarily or by operation of law without the prior written consent thereto by the other Parties hereto. No assignment shall become effective until the prospective transferee has executed and delivered to the Management Service Agreement and undertaking satisfactory to counsel for the other parties in which the transferee agrees to be bound by the terms of this Agreement and all of the Related Agreements as may be appropriate.

10.7. No Waiver. A failure by any party to assert its rights under this Agreement shall not be deemed a waiver of such rights, nor shall any waiver be implied from any act or omission. No waiver by a party with respect to any right shall extend its effect to any subsequent breach of the terms hereof of like or different kind unless such waiver explicitly provides otherwise.

10.8. Agreements. This Agreement may be altered, modified, or amended only by a written instrument duly executed by each of the Parties.

10.9. Complete Agreement. This Agreement amends and restates, in its entirety, the Management Service Agreement Agreement. This Agreement, together with the Disclosure Schedules hereto and the Ancillary Agreements, represent the entire agreement of the parties with respect to the transactions contemplated hereby and shall supersede and replace the existing Management Service Agreement Agreement and any and all previous contracts, arrangements, understandings, negotiations and commitments between the parties with respect to the transactions contemplated hereby (whether oral or written); provided, however, that it does not change or otherwise alter or affect any of the Ancillary Agreements except to the extent that the provisions of any such Ancillary Agreements are inconsistent with any of the provisions hereof, in which event the provisions of this Agreement will govern and control.

10.10. Responsibility for Breach by Affiliates. Each Party shall be responsible for and liable for any breach of the provisions of this Agreement or any agreement executed in connection herewith (including, but not limited to, the Related Agreements) by its Affiliates, and any such breach by a Party’s Affiliate shall be considered a breach of this Agreement by such Party.

10.11 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given in accordance with this Section:

If to Cannabis Global Inc:

520 S Grand Ave, #320

Los Angeles, CA 90071

Email: Arman@CannabisGlobalinc.com

If to Whisper Weed:

Franco Brunetti

8721 Santa Monica Blvd Ste 702.

West Hollywood, CA 90069

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the five (5) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

Section 07.12 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(end of section - signature page(s) to follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

For CANNABIS GLOBAL, INC.

X /s/ Arman Tabatabaei

ARMAN TABATABAEI

CEO, Chairman of the Board

For WHISPER WEED INC

X /s/ Franco Brunetti

FRANCO BRUNETTI

Partner

(end)

SIGNED LOI, May 12 20

LOI - Cannabis Delivery Business Management Agreement between Cannabis Global Inc (MCTC) and Whisper Weed

May 12, 2020

Management and Owners:

Whisper Weed

2038 Sacramento S. Street Los Angeles,

CA 90021

Dear Management and Owners:

Thank you for the opportunity to discuss the possibility of a strategic management contract relationship between Cannabis Global, Inc. (“MCTC”) and the control entity and/or the reporting entity for the operation of Whisper Weed Service (“Whisper Weed”).

With several legal, licensing and operating entities involved with Whisper Weed operation, for convenience and discussion purposes, herein we reference the operations, simply as “Whisper Weed” Based on our preliminary discussions, it appears the true legal entity to be utilized is Whisper Weed. Nevertheless, for the purposes of this letter, we will reference the entity as Whisper Weed.

The ideas put forth in this letter are strictly non-binding and are simply a possible springboard to perhaps move the discussion forward in order to reach a potential definitive agreement (the “Definitive Agreement”). Considering our status at a publicly traded company with regulatory reporting responsibilities, we ask you to keep these discussions confidential, until we mutually agree otherwise.

We, of course, welcome your feedback relative to possible methods to enhance the terms outlined below, so that all parties can benefit.

Overview

MCTC and Whisper Weed propose to enter into a strategic management agreement where MCTC would provide management services to Whisper Weed in exchange for mutual consideration in the form of a management service fee equal to 51% of the net profits of the delivery business paid to MCTC, licensing fee and Preferred Shares in MCTC to Whisper Weed.

One, or more of the owners, shareholders or partners of the Parties is a partial owner, shareholder or partner in another Party and thus, this Agreement, relative to these Parties, is between Related Parties, as defined in FASB Accounting Standards Codification 850.

MCTC will create a new legal entity which will be registered as a California registered corporation (C Corporation) and wholly owned subsidiary of MCTC. The details will be outlined in the Definitive Agreements.

At the end of the MCTC fiscal quarterly periods ending on the last day of November, February and May, financial results and statements produced by management agreement of Whisper Weed and MCTC will be consolidated into MCTC financial statements, which will be reviewed by the MCTC’s auditor.

At the end of MCTC fiscal year, which occurs each August 31st, financial results and statements produced by management agreement between MCTC and Whisper Weed will be consolidated into MCTC financial statements, which will be fully audited by MCTC auditing firm. At the end of the quarterly periods and at the end of the fiscal year, outlined above, all reports will be filed in a timely manner with the U.S. Securities & Exchange Commission (the “SEC”), in accordance with its regulations.

Management of MCTC would hold responsibility for the maintaining of quarterly reporting, legal fees associated with the entity, tax return preparation, audits and other tasks of corporate governance, and for the integration of such tasks and information into the MCTC corporate entity.

Contract

MCTC will provide strategic management services (the “Management Services”) to Whisper Weed for a period of ten (10) years. The specifics of the Management Services will be outlined fully in the Definitive Agreements.

Strategic Management Contract Fees

MCTC, or new subsidiary to be designated by MCTC, will be paid a fee each quarter ending the last day of November, February, May, and August for the Management Services equal to the 51% net profits earned by Whisper Weed operations.

Consideration to Whisper Weed and its Owners

Under the terms of the possible Definitive Agreement, the owners of Whisper Weed would receive a stake in the ownership of MCTC, as well as a licensing fee.

The licensing fee would be equal to 46% of the total net profit of Whisper Weed.

This ownership stake would be represented by a new class of preferred stock in MCTC. The new class stock, to be named Preferred Senior Series Management Services Operations (the “Senior Preferred Shares”), would be fully convertible into MCTC common shares, enabling the owners to unlock full value provided.

Terms of the Senior Preferred Shares

The terms of the Senior Preferred Shares would allow the series to be senior to common shareholders in any unforeseen liquidation of the company, or due to some other unforeseen event.

The Senior Preferred Shares would be non-dividend shares. The certificates of designations for the Senior Preferred Shares would restrict any other use or issuance of the series not related to the Management Services and Whisper Weed. These certificates of designation would be included as part of the Definitive Agreement.

Floating Conversion Into Common Shares and Expected Conversion Value

Holders of the Senior Preferred Shares would convert into MCTC common shares on a variable floating basis, which will be tied to the value of the underlying common shares into which the Senior Preferred Shares will convert, as outlined below.

The conversion of the Senior Preferred Shares, will be into a number of common shares of MCTC that will represent a dollar amount equal to 2 times the trailing Whisper Weed Net Profit (the “Expected Realization Amount”). Such conversions will take place periodically, as will be defined in the Definitive Agreement.

Upon conversion, the number of common shares to be issued to the Senior Preferred Shareholders will be based on the Expected Realization Amount owed to the Senior Preferred holders, not on the face value of the Senior Preferred Shares. The floating conversion (the “Back Stop Conversion”) will mitigate the vast majority of risk associated with a decrease in the value of the underlying common shares. There will be other protections for the Senior Preferred holders outlined with the Back Stop Conversion terms.

Other Protections for the Owners of Whisper Weed

We are prepared to discuss other broad protections for the owners of Whisper Weed to ensure the value received represents the approximately value equal to two times the MCTC Whisper Weed Revenues.

Other Terms

1) Each of the two owners of Whisper Weed will receive a stock bonus of $75,000 in the form of:

common stock consulting shares for assisting in the closing of a final agreement.

2) MCTC and Whisper Weed will negotiate an agreement, where MCTC will hold a first right of refusal option to acquire 100% of Whisper Weed with the details to be determined at a later date.

3) MCTC’s staff has considerable experience in accounting, auditing and in the financing of growth companies, especially those engaged in the cannabis sector, Thus, MCTC will offer the following under the terms of an agreement:

● MCTC will assist Whisper Weed in the process of assembling the records to ensure proper financial controls and in preparation of financial audits.

● MCTC will be able to assist in interfacing with an outside audit firm during the audit process.

● MCTC, as a publicly-traded company, has strong access to the capital markets and is willing to help finance future business expansion and operations for Whisper Weed.

4) Non-Binding - This letter does not create a binding agreement between any of the parties discussed herein. Only a possible future formal Letter of Intent or Definitive Agreement will bind the parties mentioned. The terms and conditions of any future agreement will supersede any terms and conditions in this Letter.

5) Confidentiality - The proposed terms and other contents of this letter are confidential and neither party shall disclose any content without the permission of the other.

Next Steps

We believe the next steps should be the following:

● Approval by Whisper Weed Team - We suggest the ownership team of Whisper Weed complete discussions concerning the desire to move forward toward negotiating a Definitive Agreement.

● A Meeting to Discuss the Drafting of a Definitive Agreement - Based on the positive indication from the ownership team of Whisper Weed, we would propose a meeting to discuss the details to be included in a Definitive Agreement.

We look forward to your indication of interest so that a Definitive Agreement drafting meeting can be scheduled.

Sincerely,

_/s/_________________________

Arman Tabatabaei Chief Executive Officer Cannabis Global Inc (MCTC)

__/s/_______________________________

Franco Brunetti